Exhibit 99.1

CORRECTING and REPLACING Albany International Reports Fourth-Quarter Earnings

Fourth-Quarter Highlights

  Net income per share was $0.27, after net restructuring adjustments, idle-capacity costs related to restructuring, and costs related to continuing performance-improvement initiatives reduced net income by $0.26. Discrete income tax adjustments increased net income by $0.04. Net income per share in Q4 2006 of $0.21 included reductions for a change in contract terms with a major customer of $0.07, a cumulative correction for postretirement obligations of $0.05, discrete income tax adjustments of $0.03, and the costs related to restructuring and performance-improvement initiatives of $0.06.
  The Company now expects that total recurring, annual savings from all of the initiatives taken or announced since Q3 2006 will be at least $1.20 per share, of which $0.50 per share was realized by the end of 2007; the remaining savings will be fully realized beginning in Q1 2008.
  Net sales were $291.7 million, an increase of 14.1 percent compared to the same period last year.
  Net sales in the Paper Machine Clothing (PMC) segment increased 10.3 percent compared to the same period last year.
  Net sales in the Applied Technologies segment increased 15.1 percent compared to the same period last year.
  Net sales in the Door Systems segment increased 31.4 percent compared to the same period last year.

ALBANY, N.Y.--(BUSINESS WIRE)--Please replace the release dated Feb. 8, 2008 with the following corrected version due to multiple revisions.

This version corrects an error that appeared in Table 2 of the original release, which had incorrectly reported PMC Operating Income for Q4 2006, as well as another in the fourth paragraph under the subhead CEO Comments, which had incorrectly stated the percentage increase in operating income from Q4 2006 to Q4 2007. This version also modifies slightly language in the earlier version about independent estimates of the current and anticipated future size of the aerospace composites market.

The corrected release reads:

ALBANY INTERNATIONAL REPORTS FOURTH-QUARTER EARNINGS

Fourth-Quarter Highlights

  Net income per share was $0.27, after net restructuring adjustments, idle-capacity costs related to restructuring, and costs related to continuing performance-improvement initiatives reduced net income by $0.26. Discrete income tax adjustments increased net income by $0.04. Net income per share in Q4 2006 of $0.21 included reductions for a change in contract terms with a major customer of $0.07, a cumulative correction for postretirement obligations of $0.05, discrete income tax adjustments of $0.03, and the costs related to restructuring and performance-improvement initiatives of $0.06.
  The Company now expects that total recurring, annual savings from all of the initiatives taken or announced since Q3 2006 will be at least $1.20 per share, of which $0.50 per share was realized by the end of 2007; the remaining savings will be fully realized beginning in Q1 2008.
  Net sales were $291.7 million, an increase of 14.1 percent compared to the same period last year.
  Net sales in the Paper Machine Clothing (PMC) segment increased 10.3 percent compared to the same period last year.
  Net sales in the Applied Technologies segment increased 15.1 percent compared to the same period last year.
  Net sales in the Door Systems segment increased 31.4 percent compared to the same period last year.

Albany International Corp. (NYSE:AIN) reported fourth-quarter net income per share of $0.27, after net restructuring adjustments increased net income by $0.02. Net income per share was reduced by idle-capacity costs related to restructuring of $0.05 and costs related to continuing performance-improvement initiatives of $0.23, while discrete income tax adjustments increased net income by $0.04. Net income per share in Q4 2006 was $0.21 and was reduced by a change in contract terms with a major customer of $0.07, discrete income tax adjustments of $0.03, costs related to restructuring and performance-improvement initiatives of $0.06, and a cumulative correction related to postretirement obligations of $0.05.

The Q4 2007 net restructuring adjustments of $0.02 per share ($0.6 million) includes a benefit plan curtailment gain of $1.9 million, which was mostly offset by costs associated with the implementation of the shared services center in Europe. In addition, idle-capacity expense, primarily labor, related to previously announced plant closures increased the cost of goods sold during the quarter by $0.05 per share ($1.8 million). Costs related to performance-improvement initiatives were $0.23 per share ($8.9 million), including $5.0 million in Selling, Technical, General and Research (STG&R) expenses and $3.8 million in Cost of Goods Sold. The increased STG&R expenses are principally due to non-capitalized SAP project costs, costs related to the implementation of the global procurement initiative, and redundant personnel expenses and other termination costs associated with the transition to a centralized European administration and the consolidation of PMC manufacturing. Cost of Goods Sold during the quarter includes additional costs related to the start-up of the greenfield PMC plant in China and equipment relocation expenses.

Net sales increased $36.0 million, or 14.1 percent compared to the same period last year. Excluding the effect of changes in currency translation rates and the Q4 2006 change in contract terms with a major PMC customer, net sales increased 4.4 percent.

The following table presents net sales by segment and the effect of changes in currency translation rates and the change in contract terms with a major PMC customer:

Table 1
(in thousands)	Net Sales Three Months ended December 31, 2007 2006		Percent Change	Impact of Changes in Currency Translation Rates	Change in Contract Terms with a Major Customer	Percent Change excluding Currency Rate Effect
Paper Machine Clothing	$199,174	$180,504	10.3%	$10,269	$7,586	0.5%
Applied Technologies	44,774	38,895	15.1%	2,761	-	8.0%
Albany Door Systems	47,770	36,368	31.4%	4,054	-	20.2%
Total	$291,718	$255,767	14.1%	$17,084	$7,586	4.4%

Gross profit was 31.8 percent of net sales in the fourth quarter of 2007, compared to 35.2 percent in the same period of 2006. The difference is principally due to the increases in Cost of Goods Sold from the above-mentioned idle-capacity costs and performance-improvement initiatives.

STG&R expenses were 27.8 percent of net sales in the fourth quarter of 2007 as compared to 29.7 percent in the fourth quarter of 2006. STG&R expenses were $81.1 million in the fourth quarter of 2007, in comparison to $75.9 million in the fourth quarter of 2006. Q4 2007 STG&R expense included $5.0 million related to the effect of changes in currency translation rates and $5.0 million of expenses noted above related to performance-improvement initiatives. Q4 2006 STG&R expenses included $2.1 million from the adoption of SAB 108 and $0.3 million from performance-improvement initiatives.

Operating income was $12.3 million in the fourth quarter of 2007, compared to $12.2 million for the same period of 2006.

The following table presents segment operating income:

Table 2
	Operating Income Three Months ended December 31,
(in thousands)	2007	2006
Paper Machine Clothing	$22,416	$23,799
Applied Technologies	1,668	1,396
Albany Door Systems	5,489	2,413

Fourth-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3
	2007				2006
(in thousands)	Restructuring and Other, Net	Idle- capacity Costs at Plants Closing	Performance- improvement Initiatives	Total	Restructuring and Performance- improvement Initiatives
Paper Machine Clothing	$1,342	$1,846	$4,987	$8,175	$2,004
Applied Technologies	-	-	290	290	-
Albany Door Systems	(60)	-	83	23	-
Unallocated expense	(1,890)	-	3,498	1,608	323
Consolidated total	$(608)	$1,846	$8,858	$10,096	$2,327

On January 7, 2008, the Company announced the intention to shut down its forming plant in Montgomery, Alabama. The amount and timing of restructuring, idle-capacity, and other expenses associated with that shutdown have not yet been determined. The Company expects restructuring, idle-capacity, and other expenses related to previously announced plant closures to be fully recognized by the end of the first quarter of 2008. As for performance-improvement initiatives, the Company expects additional expenses for SAP to continue through 2008 and into 2009, expenses for the China start-up to continue through 2008, and expenses for the other performance-improvement initiatives included in Table 3 to continue into the third quarter of 2008.

The effective fourth-quarter income tax rate before discrete tax items was 24 percent in 2007 and 31 percent in 2006. Included in fourth-quarter income tax expense are discrete tax adjustments that increased net income by $0.04 per share in 2007, and decreased net income by $0.03 per share in 2006.

Net cash provided by operating activities was $42.0 million in the fourth quarter of 2007, compared to $30.9 million for the fourth quarter of 2006. Capital spending during the fourth quarter of 2007 was $58.5 million, and totaled $149.2 million for 2007. Construction of the greenfield PMC plant in China is progressing on plan, while the expansion of manufacturing capacity in Korea was substantially completed during the quarter. The Company expects capital spending in 2008 to be approximately $140 million. Depreciation and amortization were $14.4 million and $1.5 million, respectively, for the fourth quarter of 2007, and $57.4 million and $5.1 million for the full year 2007. Depreciation and amortization in 2008 are estimated to be $68 million and $7 million, respectively.

CEO Comments

President and CEO Joe Morone said, “We began 2007 with two, tightly connected objectives: for the short term, restore profits to the levels we experienced before the 2006 pricing disruption in the European PMC market; and for the long term, lay a sustainable foundation for our cash and grow strategy. By year’s end, as reflected in our Q4 results, we had substantially achieved both objectives.

“We responded to the 2006 pricing disruption by initiating, in Q3 2006, a deliberate, intensive, three-year process of restructuring and performance-improvement initiatives. The announced shutdown of our forming plant in Montgomery, Alabama, was the latest step in this process. By late 2009, we will have streamlined our manufacturing footprint in Europe and North America, and expanded it dramatically in South America and Asia; reshaped and strengthened virtually every function in every business unit in every region of the world; and fully implemented a shared services center in Europe, a unified, comprehensive ERP system, and a global procurement organization. This transformation process is on schedule, contributed to the improvement in profitability in Q4, and is a major reason that we remain optimistic about the prospects for strong cash flow generation in 2009.

“It is not possible to understand our Q4 results (or those of any other quarter during this period of intense transformation) without considering the impact on net income of the costs of these initiatives, especially when comparing results to quarters preceding or following this period of transformation. For this reason, we have adopted the practice of itemizing these costs each quarter. In Q4 2007, they had the effect of reducing net income by 26 cents per share. Without these costs and discrete income tax adjustments, our net income would have been 49 cents per share. This compares favorably to 42 cents in Q4 2006, and more significantly, to the 44 cents and 38 cents per share in the Q4s of 2005 and 2004, which preceded the European PMC pricing disruption. Moreover, unlike the results in those earlier periods, the Q4 2007 results include an 8-cent per share loss in a very promising aerospace composites business. In previous earnings releases, I have talked about our desire to return to the profit levels of Q2 2006. Taking into account the factors above, along with a seasonal effect on December PMC sales in North America, we have substantially achieved this objective.

“Turning to the individual business segments, in PMC excluding the Q4 2006 effect of changes in contract terms with a major customer, Q4 2007 net sales increased by 6 percent and operating income increased by 7 percent. The top-line performance was influenced by all of the now familiar trends: sales growth in Asia and South America, fueled by rapidly growing markets; lower sales in North America, with the continuing shrinkage of the number of paper machines partially offset by market share gains resulting from our superior performance in the field; and higher sales in Europe, with the lower prices resulting from the 2006 disruption more than offset by growth in volume.

“We have not seen any significant change in the underlying forces at work in the PMC market. The emerging markets in Asia and South America continue to grow, while the mature markets in North America and Western Europe continue to face top-line pressure from the shrinking number of paper machines and continuing threat of competitive price pressure. This means that sustained growth in profit and cash generation in our core business will be driven not as it has been in the past by market growth in the traditional markets, but by performance-based market share gains in those markets, growth in Asia and South America, and fundamentally lower costs. This is precisely what drove PMC performance in Q4, and we expect more of the same in 2008

“Turning next to Albany Engineered Composites (included in the Applied Technologies segment), on the surface AEC performed poorly in Q4, with an operating loss of $3.0 million ($0.08 per share). But underneath the surface, we saw encouraging signs of progress, both in the steps being taken to turn the corner on profitability, and in increasing visibility about the long-term growth potential of the business. As I have discussed in previous earnings releases, the poor bottom-line performance stems from the combination of the inefficiencies that accompany steep ramp-ups in production in a still small business, coupled with rapidly escalating expenditures in R&D and engineering. In the second half of Q4, and again at the start of 2008, we began to see sustained improvement in the performance parameters that drive production efficiency. I suggested in our Q3 2007 earnings release that AEC should turn profitable in the second half of 2008, and that still appears to be the case.

“With each passing quarter, we develop a firmer appreciation of the growth potential of this business. In the Q3 2006 earnings release, I told investors that we thought AEC had the potential for at least 25 percent per annum growth for the next five years. Given the 2007 AEC sales of $30.5 million, this would make AEC a potential $150 million business by the middle of the next decade. With an additional year of experience, we now view that estimate as overly conservative. In 2007, net sales grew 31 percent compared to 2006. For the next five years, we believe AEC has the potential to grow at least 35 percent per annum. But more importantly, we now believe AEC has the potential, and it is important to underscore the word ‘potential,’ to be significantly larger than the $150 million enterprise that we envisioned a year ago and to become a second core business of the Company.

“According to independent estimates, the total aerospace composites market will grow to about $25 billion in 2016. Of that $25 billion market, about $3 billion is addressable by our unique technology, and a total of $13 billion is addressable by a combination of our unique capabilities and our more conventional composites capability.

“The aerospace composites market is being shaped by two major waves of growth: the current wave, just beginning, is being driven by the new generation of long-haul aircraft, the Boeing 787 and the Airbus A380. Except for the landing gear braces that we are developing with Messier-Dowty and one other relatively small project, we are not participating in the 787 wave, as AEC started up far too late to participate in the critical development projects. Much of the short-term AEC growth results from participation on smaller platforms that have already been certified and are in production, like the Eclipse VLJ.

“The second wave of growth, which hits early to mid-next decade, is driven by the next-generation single-aisle aircraft, the successor aircraft to the Boeing 737 and Airbus A320. For these platforms, our timing is excellent. We have made good progress on positioning AEC to be a supplier of parts for the next-generation engines for these new short-haul aircraft, and we are increasingly hopeful of participating in airframe applications as well. It is this second wave of growth opportunities that is driving our rapidly increasing expenditures in R&D and engineering; and it will be our performance in pursuit of the development opportunities created by this second wave that will dictate whether, by the end of this decade, we are viewing AEC as a healthy and important part of the Albany portfolio of businesses, or as something altogether more significant than that. It is too early to tell, but we are encouraged by the progress we made in Q4 in the pursuit of second-wave development contracts and partnerships.

“As for the rest of the Applied Technologies segment, compared to Q4 2006, sales grew by 15 percent, and operating income by 48 percent. The strong performance was driven by growth in the power generation filtration business in China. Another highlight of the quarter was the successful start-up of our new Engineered Fabrics plant in Kaukauna, Wisconsin. As we look to the prospects of this segment in 2008 and beyond, the key for us is the potential for sustained profitability and cash generation. For example, the Engineered Fabrics business, which has the mission of applying our permeable belts technology to process industries outside of the paper industry, has growth potential of about 5 percent per year, and profit and cash generation potential comparable to PMC in its steady state.

“Albany Door Systems, our third business segment, had an outstanding Q4. Sales grew by 31 percent compared to Q4 2006, and reflecting the efforts to improve margins that I have alluded to in previous earnings releases, operating income more than doubled, growing by 127 percent. The results were driven by across-the-board top-line strength, in both product and aftermarket, and in each region of the world. Looking forward to 2008, we expect continued progress in the European aftermarket; growing momentum in North America, as the consolidation of operations and product lines with R-Bac is completed; and progress in laying the foundation for growth in China, where we are now establishing a stand-alone manufacturing facility that will produce our full range of products. Keep in mind that this is not a capital intensive business; growth is driven primarily by breadth and performance of product line, and strength of distribution channels. On both fronts, we expect good progress in 2008. The only caution flag for this business in 2008 is the prospect of recession, which, in the past, has had a marked effect on demand for High Performance Doors.

“In sum, in Q4 2007, and more generally in 2007 overall, we accomplished our twin objectives of restoring near-term profitability, while continuing to lay the long-term foundation for the cash and grow strategy. As for 2008, we expect more of the same: continued improvement in profitability, and continued internal transformation. The risks associated with pursuing the first while undergoing the second are magnified in a recessionary environment, but we remain confident nonetheless that by the second half of 2009, the transformation will be complete, the cash and grow strategy will be fully implemented, and the results increasingly reflected in our financial performance.”

The Company plans a live webcast to discuss fourth-quarter 2007 financial results on Monday, February 11, 2008, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as sales excluding currency effects, and consolidated net income and consolidated and segment operating income excluding costs associated with restructuring and performance-improvement initiatives that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. As explained in the text of the release, an understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, and in particular of the costs associated with the implementation of such measures, on the Company’s net income or operating income, or the operating income of a business segment, can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such measures had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

Forward-looking statements in this release or in the webcast, including statements about future economic conditions, materials costs, growth in PMC sales and operating income during the next several quarters, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost reduction and performance-improvement initiatives, pension contributions, pricing conditions in the PMC industry, paper industry outlook, the amount and timing of capital expenditures, tax rates, and depreciation and amortization are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2006 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period.

Statements expressing management’s assessments of the growth potential of various businesses are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release sets forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

Three Months Ended			Years Ended
December 31,			December 31,
(unaudited)	(unaudited)		(unaudited)
2007	2006		2007	2006

$291,718	$255,767	Net sales	$1,092,977	$1,011,458
198,972	165,744	Cost of goods sold	711,448	620,149

92,746	90,023	Gross profit	381,529	391,309
81,076	75,939	Selling, technical, general and research expenses	316,455	295,086
(608)	1,840	Restructuring and other	27,625	5,936

12,278	12,244	Operating income	37,449	90,287
4,407	2,854	Interest expense, net	15,280	9,183
(735)	(162)	Other (income)/expense, net	2,126	2,779

8,606	9,552	Income before income taxes	20,043	78,325
987	3,540	Income tax expense	2,155	20,530

7,619	6,012	Income before associated companies	17,888	57,795
324	197	Equity in earnings/(losses) of associated companies	(106)	244

$7,943	$6,209	Net income	$17,782	$58,039

		Earnings per share:
$0.27	$0.21	Basic	$0.60	$1.95
$0.27	$0.21	Diluted	$0.60	$1.92

		Shares used in computing earnings per share:
29,545	29,168	Basic	29,421	29,803
29,949	29,596	Diluted	29,854	30,289

$0.11	$0.10	Dividends per share	$0.43	$0.39
ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	December 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$73,305	$68,237
Accounts receivable, net	232,440	202,611
Inventories	247,043	224,210
Income taxes receivable and deferred	26,734	23,586
Prepaid expenses and other current assets	22,832	10,552
Total current assets	602,354	529,196

Property, plant and equipment, net	499,540	397,521
Investments in associated companies	5,373	6,634
Intangibles	11,217	9,343
Goodwill	194,660	172,890
Deferred taxes	100,604	112,280
Cash surrender value of life insurance policies	43,701	41,197
Other assets	69,528	37,486
Total assets	$1,526,977	$1,306,547

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$32,030	$12,510
Accounts payable	82,157	50,214
Accrued liabilities	120,267	101,995
Current maturities of long-term debt	1,146	11,167
Income taxes payable and deferred	2,970	20,099
Total current liabilities	238,570	195,985

Long-term debt	446,433	354,587
Other noncurrent liabilities	188,621	219,774
Deferred taxes and other credits	53,682	37,076
Total liabilities	927,306	807,422

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 34,865,744 in 2007 and 34,518,870 in 2006.	35	35

Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2007 and 2006	3	3
Additional paid in capital	326,608	316,164
Retained earnings	544,228	541,602
Accumulated items of other comprehensive income:
Translation adjustments	42,208	(18,348)
Pension liability adjustment	(55,953)	(81,071)
Derivative valuation adjustment	1,565	-
	858,694	758,385

Less treasury stock (Class A), at cost (8,530,066 shares in 2007 and 8,540,882 in 2006)	259,023	259,260
Total shareholders' equity	599,671	499,125
Total liabilities and shareholders' equity	$1,526,977	$1,306,547
ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended
	December 31,
	(unaudited)
	2007	2006
OPERATING ACTIVITIES
Net income	$17,782	$58,039
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses/(earnings) of associated companies	106	(244)
Depreciation	57,397	55,100
Amortization	5,120	4,350
Provision for deferred income taxes, other credits and long-term liabilities	(10,897)	(8,104)
Provision for write-off of equipment	3,126	1,010
Increase in cash surrender value of life insurance	(3,028)	(2,397)
Unrealized currency transaction gains and losses	(363)	1,368
Loss on disposition of assets	688	-
Shares contributed to ESOP	5,088	6,215
Stock option expense	804	1,543
Excess tax benefit of options exercised	-	(362)
Issuance of shares under long-term incentive plan	937	-

Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(10,030)	(60,897)
Note receivable	-	17,827
Inventories	(8,610)	(19,034)
Income taxes prepaid and receivable	(1,722)	-
Prepaid expenses and other current assets	(11,487)	(2,036)
Accounts payable	26,679	7,677
Accrued liabilities	10,759	(4,399)
Income taxes payable	(2,119)	2,213
Other, net	1,069	(5,846)
Net cash provided by operating activities	81,299	52,023

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(149,215)	(84,452)
Purchased software	(16,023)	(8,822)
Proceeds from sale of assets	10,117	-
Acquisitions, net of cash acquired	(9,592)	(15,918)
Cash received from life insurance policy terminations	1,470	-
Premiums paid for life insurance policies	(988)	(1,022)
Net cash (used in) investing activities	(164,231)	(110,214)

FINANCING ACTIVITIES
Proceeds from borrowings	137,801	222,735
Principal payments on debt	(37,728)	(16,933)
Purchase of treasury shares	-	(131,499)
Purchase of call options on common stock	-	(47,688)
Sale of common stock warrants	-	32,961
Proceeds from options exercised	3,303	3,227
Excess tax benefit of options exercised	-	362
Debt issuance costs	-	(5,434)
Dividends paid	(12,335)	(11,446)
Net cash provided by financing activities	91,041	46,285

Effect of exchange rate changes on cash flows	(3,041)	7,372

Increase/(decrease) in cash and cash equivalents	5,068	(4,534)
Cash and cash equivalents at beginning of year	68,237	72,771
Cash and cash equivalents at end of period	$73,305	$68,237

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President of Strategic Planning
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com